EXHIBIT 10.11

RESOURCE REIT, INC.

2022 EMPLOYEE RETENTION/TRANSACTION BONUS PLAN

Resource REIT, Inc., a Maryland corporation (the “Company”), hereby adopts this 2022 Employee Retention/Transaction Bonus Plan (the “Plan”) to be effective as of January 23, 2022 (the “Effective Date”).

1.
Purposes.

It is expected that the Company, from time to time will consider the possibility of an acquisition by another company or other change in control. The current Board of Directors of the Company (the “Board”) recognizes that such possibilities can cause employees of the Company to consider alternative employment opportunities. The purpose of this Plan is to provide retention/transaction bonuses to designated employees of the Company payable upon the occurrence of the consummation of a Change in Control (as defined below) following the effective date of the Plan to assure that the Company will retain and have the continued dedication of employees, notwithstanding the possibility, threat or occurrence of such change in control of the Company.

2.
Definitions.
(a)
“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if: (i) any “person” as such term is used in Section 3(a)(9) of the Exchange Act (as defined below), as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or common shares of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 2(a) or (B) a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iv) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the

Company’s assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.
(b)
“Closing Date” shall mean the initial closing date of the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing Date” means the first closing that satisfies the threshold of the definition for a Change in Control.
(c)
“Code” means the Internal Revenue Code of 1986, as amended.
(d)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(e)
“Good Standing” means that the Participant: (i) is not in material violation of the policies of the Company as in effect from time to time; (ii) is not being investigated for material violation of the policies of the Company as in effect from time to time; and (iii) has carried out the reasonable directives of his or her supervisor.
(f)
“Bonus” means the bonus amount specified for each Participant as determined by the Plan Administrator, which is set forth in a separate schedule maintained by the Company’s Chief Financial Officer.
(g)
“Participant” means each of the individuals identified on a separate schedule maintained by the Company’s Chief Financial Officer and such other individuals as may be designated from time to time by the Plan Administrator as entitled to participate in the Plan.
(h)
“Plan Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereto.
(i)
“Section 409A” means Section 409A of the Code and any final regulations and Internal Revenue Service guidance promulgated thereunder.
3.
Administration.

The Plan shall be interpreted and administered by the Board or by such committee as may be appointed by the Board from time to time. The actions of the Plan Administrator shall be final and binding on all persons, including the Participants, and shall be given the maximum deference permitted by law. The Plan Administrator, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan to determine from time to time which employees of the Company shall be Participants entitled to participate in the Plan and the terms under which they will be entitled to participate. In addition, the Board by resolution may authorize an officer or officers to determine from time to time which employees of the Company shall be Participants entitled to participate in the Plan and the terms under which they will be entitled to participate.

4.
Retention/Transaction Bonuses.

Subject to the provisions of Section 5, on the Closing Date or as soon as practicable thereafter, but in any event within 30 days following the Closing Date, the Company will pay each Participant 100% of his or her Bonus in one lump sum cash payment.

5.
Payment of Retention/Transaction Bonuses.
(a)
To be eligible to receive a Bonus under the Plan, a Participant (i) must be an employee of the Company (or an affiliate of the Company) in Good Standing continuously through the Closing Date; and (ii) must sign, return and not revoke a general release of any and all claims against the Company, to the extent permitted by law, in a form provided by the Company on or before the Closing Date.
(b)
Upon termination of a Participant’s employment for any reason prior to the Closing Date, such Participant shall no longer be a Participant in the Plan and shall not be entitled to receive a Bonus.
(c)
Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company or otherwise (“Parachute Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this paragraph, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Parachute Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Parachute Payment that would result in no portion of the Parachute Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Parachute Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Parachute Payment equals the Reduced Amount and no portion of such Parachute Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such share awards (i.e., the vesting of the most recently granted share awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Participant have any discretion with respect to the ordering of payment reductions.
6.
Amendment or Termination of the Plan.
(a)
The Plan Administrator at any time, and from time to time, prior to the Closing Date, may amend or terminate the Plan in any manner in its sole discretion; provided, however, the Plan may not be amended or terminated on or following the Closing Date without the consent of each Participant affected by the amendment or termination, except as may be required by any applicable law or as necessary to correct administrative errors.
(b)
The Plan shall automatically terminate as of and effective upon the earliest to occur of: (i) the completion of all payments under the terms of the Plan; (ii) a determination by the Plan Administrator to terminate the Plan consistent with Section 6(a); and (iii) the two year anniversary of the Effective Date.
7.
No Guarantee of Future Service.

Selection of an individual to participate as a Participant under the Plan shall not provide any guarantee or promise of continued service of the Participant with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing a Participant) retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason.

8.
No Equity Interest.

Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the shareholders of the Company.

9.
Tax Withholding.

The Company shall withhold from any distributions under the Plan for any amount required to satisfy the Company’s income, employment or other tax withholding obligations under federal, state or other applicable law. Although the Company intends that this Plan be exempt from Section 409A under the “short-term deferral” rule exemption, the Company does not guarantee the tax treatment thereof.

10.
Funding.

The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

11.
Bonus Plan.

This Plan is a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c).

12.
Nonassignability.

To the maximum extent permitted by law, a Participant’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

13.
Choice of Law.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Maryland without regard to its conflict of laws provisions.

14.
Successors and Assigns.

The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon the Closing Date the Company shall require its successor(s) or assign(s) to assume the Company’s obligations under the Plan.

The Resource REIT, Inc. 2022 Employee Retention/Transaction Bonus Plan is adopted effective as the Effective Date.

RESOURCE REIT, INC.

By: /s/ Shelle Weisbaum

Name: Shelle Weisbaum

Title: Chief Legal Officer, Senior Vice President and Secretary